EXHIBIT 99.2

KAR Auction Services, Inc.
Q3 2016 Supplemental Financial Information
November 3, 2016

Third Quarter 2016 Highlights

Summary

•Revenue +16%
•Adjusted EBITDA +13%
•Operating Adjusted EPS +6%

ADESA

•Revenue +26%
•Volume +17% (+6% excluding acquisitions)
▪Physical volume +15% (+1% excluding acquisitions)
▪Online only volume +23%
▪Dealer consignment volume +10% (-4% excluding acquisitions)
•Adjusted EBITDA +30% (+22% excluding acquisitions)

IAA

•Revenue +6%
•Volume +5% (+5% excluding HBC)
•Adjusted EBITDA +7%

AFC

•Revenue +3%
▪Provision for credit losses increased from $2.7 million to $8.0 million
•Loan transaction units +5%
•Managed receivables of $1,785.4 billion; +17%
•Adjusted EBITDA -5%

KAR Auction Services, Inc.
EBITDA and Adjusted EBITDA Measures
EBITDA and Adjusted EBITDA as presented herein are supplemental measures of our performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). They are not measurements of our financial performance under GAAP and should not be considered as substitutes for net income (loss) or any other performance measures derived in accordance with GAAP.
EBITDA is defined as net income (loss), plus interest expense net of interest income, income tax provision (benefit), depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for the items of income and expense and expected incremental revenue and cost savings as described in our senior secured credit agreement covenant calculations. Management believes that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors about one of the principal measures of performance used by our creditors. In addition, management uses EBITDA and Adjusted EBITDA to evaluate our performance. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of the results as reported under GAAP. These measures may not be comparable to similarly titled measures reported by other companies.

The following tables reconcile EBITDA and Adjusted EBITDA to net income (loss) for the periods presented:

	Three Months Ended September 30, 2016
(Dollars in millions), (Unaudited)	ADESA	IAA	AFC	Corporate	Consolidated

Net income (loss)	$43.5	$22.0	$21.6	$(32.7)	$54.4
Add back:
Income taxes	26.3	12.5	13.2	(20.2)	31.8
Interest expense, net of interest income	(0.2)	—	8.7	27.6	36.1
Depreciation and amortization	25.3	21.9	7.8	5.5	60.5
Intercompany interest	9.4	9.4	(8.7)	(10.1)	—
EBITDA	104.3	65.8	42.6	(29.9)	182.8
Intercompany charges	2.3	—	—	(2.3)	—
Non-cash stock-based compensation	1.1	0.6	0.5	2.5	4.7
Acquisition related costs	1.2	0.1	—	—	1.3
Securitization interest	—	—	(7.2)	—	(7.2)
Minority interest	1.1	—	—	—	1.1
(Gain)/Loss on asset sales	0.4	0.1	—	0.8	1.3
Other	1.2	(0.4)	—	—	0.8
Total addbacks	7.3	0.4	(6.7)	1.0	2.0
Adjusted EBITDA	$111.6	$66.2	$35.9	$(28.9)	$184.8

	Three Months Ended September 30, 2015
(Dollars in millions), (Unaudited)	ADESA	IAA	AFC	Corporate	Consolidated

Net income (loss)	$29.6	$19.9	$22.1	$(19.3)	$52.3
Add back:
Income taxes	16.0	11.4	13.6	(11.4)	29.6
Interest expense, net of interest income	0.1	—	6.6	17.6	24.3
Depreciation and amortization	22.3	20.1	7.7	4.0	54.1
Intercompany interest	12.2	9.4	(7.9)	(13.7)	—
EBITDA	80.2	60.8	42.1	(22.8)	160.3
Intercompany charges	1.8	0.2	—	(2.0)	—
Non-cash stock-based compensation	1.0	0.3	0.3	1.9	3.5
Acquisition related costs	0.4	—	—	0.3	0.7
Securitization interest	—	—	(5.1)	—	(5.1)
Minority interest	(0.1)	(0.1)	—	—	(0.2)
(Gain)/Loss on asset sales	1.8	—	—	—	1.8
Other	0.8	0.7	0.6	—	2.1
Total addbacks	5.7	1.1	(4.2)	0.2	2.8
Adjusted EBITDA	$85.9	$61.9	$37.9	$(22.6)	$163.1

	Nine Months Ended September 30, 2016
(Dollars in millions), (Unaudited)	ADESA	IAA	AFC	Corporate	Consolidated

Net income (loss)	$129.0	$72.1	$68.6	$(92.8)	$176.9
Add back:
Income taxes	76.7	42.5	41.8	(54.8)	106.2
Interest expense, net of interest income	(0.1)	—	24.7	75.9	100.5
Depreciation and amortization	72.6	64.4	23.4	15.5	175.9
Intercompany interest	32.4	28.3	(25.1)	(35.6)	—
EBITDA	310.6	207.3	133.4	(91.8)	559.5
Intercompany charges	7.8	0.3	—	(8.1)	—
Non-cash stock-based compensation	3.4	1.9	1.4	8.4	15.1
Loss on extinguishment of debt	—	—	—	4.0	4.0
Acquisition related costs	3.6	0.2	0.1	3.3	7.2
Securitization interest	—	—	(20.3)	—	(20.3)
Minority interest	2.7	—	—	—	2.7
(Gain)/Loss on asset sales	1.1	0.2	—	0.8	2.1
Other	2.3	(1.2)	—	—	1.1
Total addbacks	20.9	1.4	(18.8)	8.4	11.9
Adjusted EBITDA	$331.5	$208.7	$114.6	$(83.4)	$571.4

	Nine Months Ended September 30, 2015
(Dollars in millions), (Unaudited)	ADESA	IAA	AFC	Corporate	Consolidated

Net income (loss)	$84.1	$69.5	$61.8	$(49.1)	$166.3
Add back:
Income taxes	48.4	41.3	37.9	(28.6)	99.0
Interest expense, net of interest income	0.4	—	17.2	49.4	67.0
Depreciation and amortization	63.8	59.1	23.2	10.7	156.8
Intercompany interest	37.6	28.2	(17.4)	(48.4)	—
EBITDA	234.3	198.1	122.7	(66.0)	489.1
Intercompany charges	6.0	0.6	—	(6.6)	—
Non-cash stock-based compensation	2.9	0.8	1.0	5.1	9.8
Acquisition related costs	2.1	0.1	—	1.6	3.8
Securitization interest	—	—	(13.2)	—	(13.2)
Minority interest	0.6	(0.3)	—	—	0.3
(Gain)/Loss on asset sales	3.2	—	—	—	3.2
Other	1.9	0.2	0.1	0.1	2.3
Total addbacks	16.7	1.4	(12.1)	0.2	6.2
Adjusted EBITDA	$251.0	$199.5	$110.6	$(65.8)	$495.3

Certain of our loan covenant calculations utilize financial results for the most recent four consecutive fiscal quarters. The following table reconciles EBITDA and Adjusted EBITDA to net income for the periods presented:

	Three Months Ended				Twelve Months Ended
(Dollars in millions), (Unaudited)	December 31, 2015	March 31, 2016	June 30, 2016	September 30, 2016	September 30, 2016

Net income (loss)	$48.3	$60.7	$61.8	$54.4	$225.2
Add back:
Income taxes	26.9	36.7	37.7	31.8	133.1
Interest expense, net of interest income	23.8	28.7	35.7	36.1	124.3
Depreciation and amortization	56.0	56.4	59.0	60.5	231.9
EBITDA	155.0	182.5	194.2	182.8	714.5
Non-cash stock-based compensation	2.9	5.5	4.9	4.7	18.0
Loss on extinguishment of debt	—	4.0	—	—	4.0
Acquisition related costs	1.0	2.6	3.3	1.3	8.2
Securitization interest	(5.5)	(6.4)	(6.7)	(7.2)	(25.8)
Minority interest	(0.9)	0.6	1.0	1.1	1.8
(Gain)/Loss on asset sales	0.3	0.4	0.4	1.3	2.4
Severance and retention	0.9	0.3	0.5	0.7	2.4
Other	0.8	—	(0.5)	0.1	0.4
Total addbacks	(0.5)	7.0	2.9	2.0	11.4
Adjusted EBITDA	$154.5	$189.5	$197.1	$184.8	$725.9

Segment Results

Impact of Foreign Currency
Changes in currency rates have impacted the reporting of our Canadian operations in U.S. dollars. For the three months ended September 30, 2016, fluctuations in the Canadian exchange rate increased revenue by $0.3 million, operating profit by $0.1 million and did not impact net income or net income per diluted share. For the nine months ended September 30, 2016, fluctuations in the Canadian exchange rate decreased revenue by $12.0 million, operating profit by $4.2 million, net income by $2.3 million and net income per diluted share by $0.02.
ADESA Results

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in millions)	2016	2015	2016	2015
ADESA revenue	$441.6	$351.4	$1,277.2	$1,024.4
Cost of services*	253.7	199.2	721.3	578.1
Gross profit*	187.9	152.2	555.9	446.3
Selling, general and administrative	80.6	71.3	237.8	207.3
Depreciation and amortization	25.3	22.3	72.6	63.8
Operating profit	$82.0	$58.6	$245.5	$175.2

* Exclusive of depreciation and amortization
Overview of ADESA Results for the Three Months Ended September 30, 2016 and 2015
Revenue
Revenue from ADESA increased $90.2 million, or 26%, to $441.6 million for the three months ended September 30, 2016, compared with $351.4 million for the three months ended September 30, 2015. The increase in revenue was primarily a result of a 17% increase in the number of vehicles sold (6% increase excluding acquisitions), as well as a 7% increase in revenue per vehicle sold. Businesses acquired in the last 12 months accounted for an increase in revenue of $35.4 million.
The increase in volume sold was primarily attributable to a 22% increase in institutional volume (13% increase excluding acquisitions), including vehicles sold on our online only platform, as well as a 10% increase in dealer consignment units sold (4% decrease excluding acquisitions) for the three months ended September 30, 2016 compared with the three months ended September 30, 2015. Online sales volume for ADESA represented approximately 40% of the total vehicles sold in the third quarter of 2016, compared with approximately 38% in the third quarter of 2015. "Online sales" includes the following: (i) selling vehicles directly from a dealership or other interim storage location (upstream selling); (ii) online solutions that offer vehicles for sale while in transit to auction locations (midstream selling); (iii) simultaneously broadcasting video and audio of the physical auctions to online bidders (LiveBlock®); and (iv) bulletin-board or real-time online auctions (DealerBlock®). Both the upstream and midstream selling represent online only sales, which accounted for approximately 63% of ADESA's online sales volume. ADESA sold approximately 180,000 and 146,000 vehicles through its online only offerings in the third quarter of 2016 and 2015, respectively, of which approximately 101,000 and 90,000 represented vehicle sales to grounding dealers in the third quarter of 2016 and 2015, respectively. For the three months ended September 30, 2016, dealer consignment vehicles represented approximately 50% of used vehicles sold at ADESA physical auction locations, compared with approximately 52% for the three months ended September 30, 2015. Vehicles sold at physical auction locations increased 15% (1% increase excluding acquisitions) in the third quarter of 2016, compared with the third quarter of 2015. The used vehicle conversion percentage at North American physical auction locations, calculated as the number of vehicles sold as a percentage of the number of vehicles entered for sale at our ADESA auctions, increased to 57.2% for the three months ended September 30, 2016, compared with 56.9% for the three months ended September 30, 2015.
Total revenue per vehicle sold increased 7% to approximately $603 for the three months ended September 30, 2016, compared with approximately $561 for the three months ended September 30, 2015. Physical auction revenue per vehicle sold increased $59 or 8%, to $758 for the three months ended September 30, 2016, compared with $699 for the three months ended September 30, 2015. Physical auction revenue per vehicle sold includes revenue from seller and buyer auction fees and ancillary and other related services, which includes non-auction services. The increase in physical auction revenue per vehicle sold was primarily attributable to an increase in lower margin ancillary and other related services revenue. Online only auction revenue per vehicle sold increased $17 to $127 for the three months ended September 30, 2016, compared with $110 for the three months ended September 30, 2015. The increase in online only auction revenue per vehicle sold was attributable to an increase in purchased vehicles associated with the ADESA Assurance Program and an increase in the mix of cars sold in closed sales to non-grounding dealers. Excluding vehicles purchased as part of the ADESA Assurance Program, revenue per vehicle would have been $108 and $102 for the three months ended September 30, 2016 and 2015, respectively.
Gross Profit
For the three months ended September 30, 2016, gross profit for ADESA increased $35.7 million, or 23%, to $187.9 million, compared with $152.2 million for the three months ended September 30, 2015. Gross profit for ADESA was 42.5% of revenue for the three months ended September 30, 2016, compared with 43.3% of revenue for the three months ended September 30, 2015. The increase in gross profit for the three months ended September 30, 2016, compared with the three months ended September 30, 2015, was primarily the result of the increase in revenue. The decrease in gross profit percentage was primarily the result of the increase in cost of services, which was attributable to an increase in lower margin ancillary and other related services.
Selling, General and Administrative
Selling, general and administrative expenses for the ADESA segment increased $9.3 million, or 13%, to $80.6 million for the three months ended September 30, 2016, compared with $71.3 million for the three months ended September 30, 2015, primarily due to increases in selling, general and administrative expenses associated with acquisitions of $8.6 million, compensation expense of $3.1 million, professional fees of $1.1 million and other miscellaneous expenses aggregating $1.0 million, partially offset by a decrease in marketing expenses of $1.8 million, a decrease in incentive-based compensation expense of $1.5 million and the loss on disposal of certain assets in 2015 of $1.2 million.
Overview of ADESA Results for the Nine Months Ended September 30, 2016 and 2015
Revenue
Revenue from ADESA increased $252.8 million, or 25%, to $1,277.2 million for the nine months ended September 30, 2016, compared with $1,024.4 million for the nine months ended September 30, 2015. The increase in revenue was primarily a result of a 17% increase in the number of vehicles sold (10% increase excluding acquisitions), as well as a 6% increase in revenue per vehicle sold. Businesses acquired in the last 12 months accounted for an increase in revenue of $93.5 million. Revenue decreased $8.6 million due to fluctuations in the Canadian exchange rate.
The increase in volume sold was primarily attributable to a 23% increase in institutional volume (17% increase excluding acquisitions), including vehicles sold on our online only platform, as well as a 9% increase in dealer consignment units sold (0% change excluding acquisitions) for the nine months ended September 30, 2016 compared with the nine months ended September 30, 2015. Online sales volume for ADESA represented approximately 39% of the total vehicles sold in the first nine months of 2016, compared with approximately 40% in the first nine months of 2015. Upstream and midstream selling represent online only sales, which accounted for approximately 63% of ADESA's online sales volume. ADESA sold approximately 566,000 and 440,000 vehicles through its online only offerings in the first nine months of 2016 and 2015, respectively, of which approximately 298,000 and 272,000 represented vehicle sales to grounding dealers in the first nine months of 2016 and 2015, respectively. For the nine months ended September 30, 2016, dealer consignment vehicles represented approximately 48% of used vehicles sold at ADESA physical auction locations, compared with approximately 50% for the nine months ended September 30, 2015. Vehicles sold at physical auction locations increased 14% (5% increase excluding acquisitions) in the first nine months of 2016, compared with the first nine months of 2015. The used vehicle conversion percentage at North American physical auction locations, calculated as the number of vehicles sold as a percentage of the number of vehicles entered for sale at our ADESA auctions was 59.0% for the nine months ended September 30, 2016 and 2015.
Total revenue per vehicle sold increased 6% to approximately $585 for the nine months ended September 30, 2016, compared with approximately $551 for the nine months ended September 30, 2015, and included the impact of a decrease in revenue per vehicle sold of $4 due to fluctuations in the Canadian exchange rate. Physical auction revenue per vehicle sold increased $57 or 8%, to $746 for the nine months ended September 30, 2016, compared with $689 for the nine months ended September 30, 2015. Physical auction revenue per vehicle sold includes revenue from seller and buyer auction fees and ancillary and other related services, which includes non-auction services. The increase in physical auction revenue per vehicle sold was primarily attributable to an increase in lower margin ancillary and other related services revenue, including revenue from certain businesses acquired, partially offset by a decrease in physical auction revenue per vehicle sold of $5 due to fluctuations in the Canadian exchange rate. Online only auction revenue per vehicle sold increased $17 to $122 for the nine months ended September 30, 2016, compared with $105 for the nine months ended September 30, 2015. The increase in online only auction revenue per vehicle sold was attributable to an increase in purchased vehicles associated with the ADESA Assurance Program and an increase in the mix of cars sold in closed sales to non-grounding dealers, partially offset by a decrease in online only auction revenue per vehicle sold of $1 due to fluctuations in the Canadian exchange rate. Excluding vehicles purchased as part of the ADESA Assurance Program, revenue per vehicle would have been $109 and $101 for the nine months ended September 30, 2016 and 2015, respectively.
Gross Profit
For the nine months ended September 30, 2016, gross profit for ADESA increased $109.6 million, or 25%, to $555.9 million, compared with $446.3 million for the nine months ended September 30, 2015. Gross profit for ADESA was 43.5% of revenue for the nine months ended September 30, 2016, compared with 43.6% of revenue for the nine months ended September 30, 2015. The decrease in gross profit percentage was primarily the result of the increase in cost of services, which was attributable to an increase in lower margin ancillary and other related services, partially offset by fluctuations in the Canadian exchange rate.
Selling, General and Administrative
Selling, general and administrative expenses for the ADESA segment increased $30.5 million, or 15%, to $237.8 million for the nine months ended September 30, 2016, compared with $207.3 million for the nine months ended September 30, 2015, primarily due to increases in selling, general and administrative expenses associated with acquisitions of $19.3 million, compensation expense of $9.0 million, incentive-based compensation expense of $1.6 million, supply expenses of $1.3 million, benefit-related expenses of $1.2 million, professional fees of $1.2 million and other miscellaneous expenses aggregating $3.3 million, partially offset by a decrease in marketing expenses of $2.8 million, the loss on disposal of certain assets in 2015 of $2.0 million and fluctuations in the Canadian exchange rate of $1.6 million.
IAA Results

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in millions)	2016	2015	2016	2015
IAA revenue	$261.0	$246.2	$795.4	$732.8
Cost of services*	168.5	158.9	509.3	460.6
Gross profit*	92.5	87.3	286.1	272.2
Selling, general and administrative	26.7	25.6	78.9	72.6
Depreciation and amortization	21.9	20.1	64.4	59.1
Operating profit	$43.9	$41.6	$142.8	$140.5
* Exclusive of depreciation and amortization
Overview of IAA Results for the Three Months Ended September 30, 2016 and 2015
Revenue
Revenue from IAA increased $14.8 million, or 6%, to $261.0 million for the three months ended September 30, 2016, compared with $246.2 million for the three months ended September 30, 2015, and included an increase in revenue of $2.5 million from HBC. The increase in revenue was a result of an increase in vehicles sold of approximately 5% (5% increase excluding HBC) and an increase in revenue per vehicle sold of approximately 1% for the three months ended September 30, 2016. IAA's North American same-store total loss vehicle inventory increased approximately 22% at September 30, 2016, as compared to September 30, 2015, in part related to recent catastrophic events. Vehicles sold under purchase agreements were approximately 7% (6% excluding HBC) of total salvage vehicles sold for the three months ended September 30, 2016 and 2015. Online sales volumes for IAA for the three months ended September 30, 2016 and 2015 represented over half of the total vehicles sold by IAA.
Gross Profit
For the three months ended September 30, 2016, gross profit at IAA increased to $92.5 million, or 35.4% of revenue, compared with $87.3 million, or 35.5% of revenue, for the three months ended September 30, 2015. The increase in gross profit was mainly attributable to a 6% increase in revenue, partially offset by a 6% increase in cost of services, which included costs associated with purchase contract vehicles and volume growth. Excluding HBC, IAA's gross profit margin was 36.6% for the three months ended September 30, 2016 and 2015. For the three months ended September 30, 2016 and 2015, HBC had revenue of approximately $12.3 million and $9.8 million, respectively, and cost of services of approximately $10.8 million and $9.1 million, respectively, as the majority of HBC's vehicles are sold under purchase contracts.
Selling, General and Administrative
Selling, general and administrative expenses at IAA increased $1.1 million, or 4%, to $26.7 million for the three months ended September 30, 2016, compared with $25.6 million for the three months ended September 30, 2015. The increase in selling, general and administrative expenses was primarily attributable to increases in professional fees of $0.4 million, stock-based compensation expense of $0.3 million and other miscellaneous expenses aggregating $0.4 million.
Overview of IAA Results for the Nine Months Ended September 30, 2016 and 2015
Revenue
Revenue from IAA increased $62.6 million, or 9%, to $795.4 million for the nine months ended September 30, 2016, compared with $732.8 million for the nine months ended September 30, 2015, and included an increase in revenue of $25.5 million from HBC (HBC was acquired in June 2015). The increase in revenue was a result of an increase in vehicles sold of approximately 8% (7% increase excluding HBC) for the nine months ended September 30, 2016, partially offset by a decrease in revenue of $2.7 million due to fluctuations in the Canadian exchange rate. Revenue per vehicle sold was consistent year over year. Vehicles sold under purchase agreements were approximately 7% (5% excluding HBC) and 7% (6% excluding HBC) of total salvage vehicles sold for the nine months ended September 30, 2016 and 2015, respectively. Online sales volumes for IAA for the nine months ended September 30, 2016 and 2015 represented over half of the total vehicles sold by IAA.
Gross Profit
For the nine months ended September 30, 2016, gross profit at IAA increased to $286.1 million, or 36.0% of revenue, compared with $272.2 million, or 37.1% of revenue, for the nine months ended September 30, 2015. The increase in gross profit was mainly attributable to a 9% increase in revenue, partially offset by an 11% increase in cost of services, which included costs associated with purchase contract vehicles and volume growth. Excluding HBC, IAA's gross profit margin was 37.3% and 37.7% for the nine months ended September 30, 2016 and 2015, respectively. For the nine months ended September 30, 2016 and 2015, HBC had revenue of approximately $39.6 million and $14.0 million, respectively, and cost of services of approximately $35.7 million and $13.0 million, respectively, as the majority of HBC's vehicles are sold under purchase contracts. HBC accounted for a 0.8% decrease in IAA's gross profit margin percentage for the nine months ended September 30, 2016.
Selling, General and Administrative
Selling, general and administrative expenses at IAA increased $6.3 million, or 9%, to $78.9 million for the nine months ended September 30, 2016, compared with $72.6 million for the nine months ended September 30, 2015. The increase in selling, general and administrative expenses was primarily attributable to an increase in expenses at HBC of $1.6 million, increases in stock-based compensation expense of $1.0 million, bad debt expense of $1.0 million, telecom costs of $0.8 million, employee related expenses of $0.6 million, benefit-related expenses of $0.6 million, incentive-based compensation of $0.5 million and other miscellaneous expenses aggregating $0.9 million, partially offset by a decrease in travel expenses of $0.7 million.

AFC Results

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in millions except volumes and per loan amounts)	2016	2015	2016	2015
AFC revenue	$71.2	$69.1	$218.0	$200.2
Cost of services*	21.5	20.0	62.7	58.0
Gross profit*	49.7	49.1	155.3	142.2
Selling, general and administrative	7.1	7.0	21.9	21.0
Depreciation and amortization	7.8	7.7	23.4	23.2
Operating profit	$34.8	$34.4	$110.0	$98.0

Loan transactions	425,993	405,116	1,301,070	1,198,473
Revenue per loan transaction, excluding “Other service revenue”	$148	$153	$149	$150
* Exclusive of depreciation and amortization
Overview of AFC Results for the Three Months Ended September 30, 2016 and 2015
Revenue
For the three months ended September 30, 2016, AFC revenue increased $2.1 million, or 3%, to $71.2 million, compared with $69.1 million for the three months ended September 30, 2015. The increase in revenue was the result of a 5% increase in loan transactions and an increase of 14% in "Other service revenue" generated by PWI. In addition, managed receivables increased to $1,785.4 million at September 30, 2016 from $1,529.6 million at September 30, 2015.
Revenue per loan transaction, which includes both loans paid off and loans curtailed, decreased $5, or 3%, primarily as a result of an increase in the provision for credit losses, a decrease in interest yield and a decrease in floorplan fee income, partially offset by increases in average loan values, other revenue and average portfolio duration. Revenue per loan transaction excludes "Other service revenue."
The provision for credit losses has increased to 1.8% from 0.7% of the average managed receivables for the three months ended September 30, 2016 compared with the three months ended September 30, 2015. In the current credit environment, the provision for credit losses is expected to be approximately 1.5% to 2%, annually, of the average managed receivables balance.
Gross Profit
For the three months ended September 30, 2016, gross profit for the AFC segment increased $0.6 million, or 1%, to $49.7 million, or 69.8% of revenue, compared with $49.1 million, or 71.1% of revenue, for the three months ended September 30, 2015, primarily as a result of a 3% increase in revenue, partially offset by an 8% increase in cost of services. The floorplan lending business gross profit margin percentage decreased from 77.4% to 76.7% as a result of lower revenue per loan transaction. The gross profit margin percentage in the warranty service contract business improved.
Selling, General and Administrative
Selling, general and administrative expenses at AFC increased $0.1 million, or 1%, to $7.1 million for the three months ended September 30, 2016, compared with $7.0 million for the three months ended September 30, 2015.
Overview of AFC Results for the Nine Months Ended September 30, 2016 and 2015
Revenue
For the nine months ended September 30, 2016, AFC revenue increased $17.8 million, or 9%, to $218.0 million, compared with $200.2 million for the nine months ended September 30, 2015. The increase in revenue was the result of a 9% increase in loan transactions and an increase of 14% in "Other service revenue" generated by PWI. The increase in revenue and decrease in revenue per loan transaction included the impact of a decrease in revenue of

$0.6 million due to fluctuations in the Canadian exchange rate. In addition, managed receivables increased to $1,785.4 million at September 30, 2016 from $1,529.6 million at September 30, 2015.
Revenue per loan transaction, which includes both loans paid off and loans curtailed, decreased $1, or less than 1%, primarily as a result of an increase in the provision for credit losses, a decrease in floorplan fee income and a decrease in interest yield, partially offset by increases in average loan values, other revenue and average portfolio duration. Revenue per loan transaction excludes "Other service revenue."
The provision for credit losses has increased to 1.5% from 1.0% of the average managed receivables for the nine months ended September 30, 2016 compared with the nine months ended September 30, 2015. In the current credit environment, the provision for credit losses is expected to be approximately 1.5% to 2%, annually, of the average managed receivables balance.
Gross Profit
For the nine months ended September 30, 2016, gross profit for the AFC segment increased $13.1 million, or 9%, to $155.3 million, or 71.2% of revenue, compared with $142.2 million, or 71.0% of revenue, for the nine months ended September 30, 2015, primarily as a result of a 9% increase in revenue, partially offset by an 8% increase in cost of services. The floorplan lending business gross profit margin percentage increased from 77.5% to 78.0%. The gross profit margin percentage in the warranty service contract business also improved.
Selling, General and Administrative
Selling, general and administrative expenses at AFC increased $0.9 million, or 4%, to $21.9 million for the nine months ended September 30, 2016, compared with $21.0 million for the nine months ended September 30, 2015. The increase was primarily attributable to increases in stock-based compensation expense, information technology costs and other miscellaneous expenses, partially offset by a decrease in selling, general and administrative costs at PWI.

LIQUIDITY AND CAPITAL RESOURCES
The company believes that the significant indicators of liquidity for its business are cash on hand, cash flow from operations, working capital and amounts available under its Credit Facility. The company's principal sources of liquidity consist of cash generated by operations and borrowings under its revolving credit facility.

(Dollars in millions)	September 30, 2016	December 31, 2015	September 30, 2015
Cash and cash equivalents	$323.1	$155.0	$125.3
Restricted cash	15.4	16.2	15.0
Working capital	650.4	232.2	250.2
Amounts available under Credit Facility*	300.0	110.0	119.5
Cash flow from operations for the nine months ended	283.8		315.4
* KAR Auction Services, Inc. has a $300 million revolving line of credit as part of the company's Credit Agreement. There were related outstanding letters of credit totaling approximately $29.7 million, $28.0 million and $28.6 million at September 30, 2016, December 31, 2015 and September 30, 2015, respectively, which reduced the amount available for borrowings under the revolving credit facility.
We regularly evaluate alternatives for our capital structure and liquidity given our expected cash flows, growth and operating capital requirements as well as capital market conditions. For the nine months ended September 30, 2016, the company used cash of $118.5 million to purchase property, plant, equipment and computer software.

Summary of Cash Flows

	Nine Months Ended September 30,
(Dollars in millions)	2016	2015
Net cash provided by (used by):
Operating activities	$283.8	$315.4
Investing activities	(630.9)	(382.5)
Financing activities	512.5	53.6
Effect of exchange rate on cash	2.7	(14.1)
Net increase (decrease) in cash and cash equivalents	$168.1	$(27.6)
Cash flow from operating activities was $283.8 million for the nine months ended September 30, 2016, compared with $315.4 million for the nine months ended September 30, 2015. The decrease in operating cash flow was primarily attributable to changes in operating assets and liabilities as a result of the timing of collections and the disbursement of funds to consignors for auctions held near period-ends, partially offset by a net increase in non-cash adjustments to net income and increased profitability.
Net cash used by investing activities was $630.9 million for the nine months ended September 30, 2016, compared with $382.5 million for the nine months ended September 30, 2015. The increase in net cash used by investing activities was primarily attributable to:

•	an increase in cash used for acquisitions of approximately $239.3; and

•	an increase in capital expenditures of approximately $26.2 million;
partially offset by:

•	a decrease in the additional finance receivables held for investment of approximately $18.4 million.
Net cash provided by financing activities was $512.5 million for the nine months ended September 30, 2016, compared with $53.6 million for the nine months ended September 30, 2015. The increase in net cash from financing activities was primarily attributable to:

•	the debt refinancing and payment activities in the first quarter of 2016, for which the Company received approximately $558.9 million of cash after the repayment and rollover of debt; and

•	a $227.6 million decrease in cash used for the repurchase and retirement of common stock;
partially offset by:

•	a decrease in the additional obligations collateralized by finance receivables of approximately $189.4 million; and

•	an increase in payments for debt issuance costs of $8.6 million.

Acquisitions

The aggregate purchase price for the businesses acquired in the first nine months of 2016, net of cash acquired, was approximately $355.8 million, which included estimated contingent payments with a fair value of $1.3 million. The maximum amount of undiscounted contingent payments related to these acquisitions could approximate $1.5 million. The purchase price for the acquired businesses was allocated to acquired assets and liabilities based upon fair values, including $113.9 million to intangible assets, representing the fair value of acquired customer relationships of $106.8 million, software of $5.1 million, tradenames of $1.8 million and non-competes of $0.2 million, which are being amortized over their expected useful lives. The purchase accounting associated with these acquisitions is preliminary, subject to determination of working capital adjustments and a final valuation of intangibles. The Company does not expect adjustments to the purchase accounting will be material. The acquisitions resulted in aggregate goodwill of $218.3 million. The goodwill is recorded in the ADESA Auctions and AFC reportable segments. The financial impact of these acquisitions, including pro forma financial results, was immaterial to the Company’s consolidated results for the nine months ended September 30, 2016.

Non-GAAP Financial Measures
The company provides the following non-GAAP measures on a forward-looking basis: Adjusted EBITDA, free cash flow and operating adjusted net income per share. Management believes that these measures provide investors additional meaningful methods to evaluate certain aspects of the company’s results period over period and for the other reasons set forth previously.

Earnings guidance also does not contemplate future items such as business development activities, strategic developments (such as restructurings or dispositions of assets or investments), significant expenses related to litigation and changes in applicable laws and regulations (including significant accounting and tax matters). The timing and amounts of these items are highly variable, difficult to predict, and of a potential size that could have a substantial impact on the company’s reported results for any given period. Prospective quantification of these items is generally not practicable. Forward-looking non-GAAP guidance excludes amortization expenses associated with acquired intangible assets, as well as one-time charges, net of taxes.